FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 306-1650	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS FIRST QUARTER
FISCAL YEAR 2007 RESULTS

MENLO PARK, CA – September 26, 2006 — Landec Corporation (Nasdaq: LNDC), today reported results for the first quarter of fiscal year 2007. Revenues for the first quarter were $51.1 million versus revenues of $49.7 million for the same period a year ago. The Company reported net income for the quarter of $14,000 or $0.00 per diluted share compared to a net loss of $521,000 or $0.02 per share for the same period last year.

“We have five primary objectives for fiscal year 2007: (1) continue to grow our value-added specialty packaging food business, (2) increase the growth of our agricultural seed revenues, (3) expand our banana packaging technology with Chiquita Brands International, Inc., (4) continue to add strategic partner and customer relationships and (5) grow overall revenues by over 10%, excluding Apio’s trading business, while increasing net income by 35% to 45% compared to fiscal year 2006 results,” stated Gary Steele, President and Chief Executive Officer of Landec. “Despite higher than expected produce sourcing costs in the first quarter, the Company remains on track to achieve these objectives.”

Operating Highlights

Apio, Inc. — Landec’s Food Subsidiary

Nick Tompkins, President and CEO of Apio reported, “During the first quarter, sales of our value-added specialty packaging vegetable products grew 18% to $35.0 million compared to $29.7 million in the same period last year. The 18% growth in value-added specialty packaging revenues is up from the 17% year-to-year growth recorded in the fourth quarter of fiscal year 2006 and up from the fiscal year 2006 growth of 13%. Partially offsetting the growth in Apio’s value added business was a 20% decrease in revenues from Apio’s commission trading business to $15.8 million from $19.8 million in the same period last year due to planned decreases in Apio’s domestic commodity buy/sell business and lower export volume sales as a result of produce shortages.”

“Apio’s gross profits from value-added vegetable products decreased in the first quarter by $1.0 million to $4.5 million compared to the same period in the prior year. This decrease in gross profits was attributable to weather related shortages of contracted product which required Apio to procure supplemental product on the open market at costs significantly above contracted prices. The increases in produce sourcing cost were substantially mitigated by a more profitable mix of products sold and improved operational efficiencies,” said Tompkins.

“Overall Apio revenues increased to $50.8 million during the first quarter of fiscal year 2007 compared to $49.5 million for the same period a year ago. Overall Apio gross profit decreased $1.1 million to $5.4 million compared to $6.5 million for the first quarter last year while net income decreased $200,000 to $1.7 million for the first quarter of fiscal year 2007 compared to $1.9 million for the same period last year,” added Tompkins.

Landec Ag, Inc. — Landec’s Seed Subsidiary

Tom Crowley, President and CEO of Landec Ag reported, “During the Company’s first and second fiscal quarters Landec Ag is preparing for the upcoming sales season and as a result is expending efforts on sales and marketing. Virtually no Landec Ag sales occur in the Company’s first and second fiscal quarters. Essentially all of Landec Ag’s sales occur in Landec’s third and fourth fiscal quarters, with the majority being realized in the fourth fiscal quarter.”

A factor affecting Landec Ag’s results during the first quarter of fiscal year 2007 compared to the first quarter of fiscal year 2006 is the loss of $626,000 from sales and marketing expenses associated with the Heartland Hybrids® brand products which were not included in the prior year first quarter since Landec acquired Heartland at the beginning of the second fiscal quarter of last year.

Landec’s Intelimer® Supply and Licensing Business

The Company is working with a number of existing and potential customers to expand the use of Intelimer polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products.

On March 14, 2006, the Company entered into an exclusive license and research and development agreement with Air Products and Chemicals, Inc. providing Air Products with the exclusive right to use Landec’s Intelimer materials technology in specific fields worldwide. The license fees for this agreement will be recognized as license revenue over a three year period beginning March 2006. Landec received an upfront licensing fee of $900,000 at close and will receive up to an additional $1.6 million of license payments that will be paid in quarterly installments of $200,000 each during years two and three of the agreement. Additionally, in accordance with the agreement, Landec will receive 40% of the gross profits that are generated from the sale of products by Air Products after March 14, 2007 that incorporate Landec’s Intelimer materials.

Landec Consolidated

For the first quarter of fiscal year 2007 net income was $14,000 which is $535,000 higher than the same period last year due to several factors. Items increasing net income included: (1) a $1.3 million settlement of insurance claims related to a fire that occurred at Landec’s Dock Resins’ facility in 2000 which was recognized as a reduction in Corporate selling, general and administrative expenses, (2) a decrease in selling, general and administrative expenses at Apio of $630,000 due primarily to lower sales and marketing expenses during this year’s first quarter compared to the same period last year and (3) a $314,000 increase in non operating income due to increased interest income and reduced minority interest expenses. Net income was decreased by (1) a $1.0 million decrease in gross profits from Apio’s value-added business due to significant produce shortages during the quarter, (2) a $118,000 decrease in gross profits from Apio’s trading business due to lower planned revenues and (3) from a loss of $626,000 at Heartland Hybrids which was not acquired until the beginning of the second quarter of fiscal year 2006.

Landec’s First Quarter of Fiscal Year 2007 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, September 27, 2006, during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2007. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 814-1916 or (703) 639-1360 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, October 4, 2006 by calling (888) 266-2081, code #962506.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 28, 2006 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	August 27,	May 28,
	2006	2006
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$14,363	$20,519
Accounts receivable, net	15,779	18,198
Inventory	15,997	13,958
Notes and advances receivable	223	390
Prepaid expenses and other current assets	1,826	1,637

Total Current Assets	48,188	54,702
Property and equipment, net	20,504	19,014
Intangible assets, net	43,599	43,254
Other assets	1,990	2,055

	$114,281	$119,025

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$22,898	$23,968
Accrued compensation	1,001	3,303
Other accrued liabilities	2,425	2,032
Deferred revenue	733	884
Current maturities of long term debt	45	2,018

Total Current Liabilities	27,102	32,205
Minority Interest	1,497	1,771
Shareholders’ Equity:
Common Stock	126,907	126,288
Accumulated deficit	(41,225)	(41,239)

Total Shareholders’ Equity	85,682	85,049

	$114,281	$119,025

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended
	August 27,	August 28,
	2006	2005
Revenues:
Product sales	$50,046	$48,327
Services revenues	843	1,167
License fees	200	122
Research, development, and royalty revenues	58	89

Total revenues	51,147	49,705
Cost of revenues:
Cost of product sales	44,837	42,508
Cost of services revenues	754	607

Total cost of revenues	45,591	43,115
Gross profit	5,556	6,590
Operating costs and expenses:
Research and development	784	758
Selling, general and administrative	4,902	6,183
Total operating costs and expenses	5,686	6,941

Operating loss	(130)	(351)
Interest income	236	120
Interest expense	(70)	(73)
Other expense	(22)	(217)

Net income (loss)	14	(521)

Basic and diluted net income (loss) per share	$0.00	$(0.02)

Shares for diluted net income (loss) per share	24,936	24,115

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 27, 2006
QUESTIONS AND ANSWERS

1) What are some of the key milestones Landec has achieved thus far in fiscal year 2007?

Apio, Inc. — Landec’s Food Subsidiary:

a)	Increased value-added revenues by 18% to $35.0 million compared to the first quarter last year despite significant produce shortages during the quarter.

b)	Increased both the retail vegetable tray product line and the 12-ounce specialty packaged retail product line revenues by 23% compared to the first quarter of fiscal year 2006.

c)	Nearing completion of a 35,000 foot expansion of Apio’s value-added facility to allow for additional space and improved operating efficiencies.

d)	Generated $2.0 million of cash flow from Apio operations during the first quarter of fiscal year 2007.

Landec Ag — Landec’s Agricultural Seed Subsidiary:

a)	Introduced 58 new corn hybrids for 2007, bringing the line up of the combined brands of Fielder’s Choice Direct® and Heartland Hybrids® to 225 hybrid seed varieties it currently has for sale, including 76 hybrid offerings that will be using Early Plant® Intellicoat® seed coating technology.

Landec Consolidated:

a)	Settled insurance claims for $1.3 million, net of expenses, from a fire at Dock Resins, Landec’s former specialty chemicals subsidiary.

b)	Improved Company-wide net interest income by $119,000 compared to the first quarter of fiscal year 2006.

c)	Invested $2.3 million in capital expenditures, consistent with the plan for fiscal year 2007, to support future growth and advance operating efficiencies.

2) What are the Company’s expectations for fiscal year 2007?

Net income for fiscal year 2007 is projected to grow 35% to 45% compared to fiscal year 2006. Overall revenues are projected to grow more than 10%, excluding Apio’s trading business which is projected to decrease 10% or more.

Specifically the growth opportunities and the challenges we face in fiscal year 2007 are:

Landec’s growth opportunities

a)	Increase Apio’s value-added revenues by over 10% while maintaining fiscal year 2006 margins.

b)	More than double Apio Tech’s revenues and gross profits by increasing the sales of our banana packaging technology to Chiquita and commercializing new uses of Apio’s BreatheWay® packaging technology.

c)	Increase Landec Ag’s revenues by 10% or more with gross margins of 30% or more.

d)	Increase Early Plant corn and Intellicoat coating revenues by 25% to 35%.

e)	Meet contractual milestone with our medical device partner resulting in Landec receiving an additional 800,000 shares currently valued at $480,000 (our ownership interest will remain at 19.9%).

f)	Work closely with Air Products to expand the use of our Intelimer® polymer technology in personal care and other licensed fields.

Landec’s challenges and risks

a)	Raw material costs for produce, packaging and corn seed (including technology and royalty fees) are expected to increase by approximately $5.5 million in fiscal year 2007, after taking into consideration the $2 million in excess produce sourcing costs over contracted prices during the first quarter, compared to fiscal year 2006.

b)	Market share growth in our value-added vegetable business, particularly in our tray line, will continue to be difficult since we are the market share leader with nearly a 50% market share in retail vegetable trays.

c)	Recent annual growth in the U.S. corn seed industry has been flat to down. To achieve our goal of growing Landec Ag revenues by 10% or more in fiscal year 2007 will require taking market share from other seed companies and require expanding the use of our Intellicoat coating technology.

d)	The planned reduction in Apio’s domestic commodity buy/sell trading revenues along with a forecasted flat year in export revenues, is projected to result in a 10% or more decrease in Apio’s combined trading revenues in fiscal year 2007 compared to fiscal year 2006. We expect there to be little or no impact on consolidated net income from the reduction in trading revenues due to the lower margins realized in the domestic commodity buy/sell trading business.

3)	Have the produce sourcing issues subsided or will they continue to impact Apio in the second quarter of fiscal year 2007?

Apio has continued to realize produce sourcing issues in September but the impact has been less than what was experienced on a monthly basis during the first quarter of fiscal year 2007. The Company believes that the combination of continued improvements in operating efficiencies and the continued reduction in operating expenses will be able to offset the increased costs for produce in the second quarter of fiscal year 2007.

4)	How is the Chiquita collaboration progressing?

Chiquita’s collaboration with Core Mark is going well. Chiquita has disclosed that they are currently supplying over 4,000 convenience stores with Chiquita® Brand bananas using Landec’s proprietary BreatheWay packaging technology. In addition, Chiquita has at least one customer identified in each targeted commercial market segment which includes convenience stores, coffee chains, quick serve restaurants and drug stores. After Chiquita’s initial focus on non-traditional markets, we expect that Chiquita will turn its attention to uses of our banana packaging technology for domestic retail grocery applications.

5)	What other initiatives, aside from the banana program with Chiquita, is Apio Tech currently working on?

In addition to the banana program Apio Tech has commercialized or is in late stage development on the following initiatives:

a) Meal lines which include protein and fresh vegetables – The first such line is a chicken and fresh cut vegetable line.

b) Forming optimal atmospheres in large packages – This initiative is in late stage development and is being tested with a couple of potential partners. The plan is to create the means to form an optimal atmosphere in containers ranging from a carton size bag, to a pallet size bag.

In addition to these initiatives, Apio Tech is in early stage development on other initiatives.

6)	How do you plan to accelerate Landec Ag’s revenue growth in fiscal year 2007 from its fiscal year 2006 growth of 2%, excluding Heartland Hybrids revenues in fiscal year 2006?

There are several factors that lead us to believe that Landec Ag’s accelerated revenue growth plan in fiscal year 2007, including Heartland Hybrids, is achievable:

a)	Corn acres for 2006 were down by approximately 5% from 2005 driven by increased input costs due to high petroleum prices and low market prices for corn. Because of the projected significant increase in the use of ethanol, we expect the market price for corn to increase in 2007. In addition, we expect the planted acres of corn to increase in 2007 to levels equal to or greater than those acres planted in 2005.

b)	During 2006, the U.S. corn market experienced extremely competitive pressures with several major corn seed suppliers offering steep discounts and bundled deals in order to gain or maintain market share. We do not expect these extremely competitive pressures to represent a sustainable long-term market strategy. We expect that price competition will return to more normal patterns in 2007.

c)	Landec Ag also has several new initiatives to help increase sales, including: (1) new methods of leveraging our lead generation activities to increase new business, (2) a portfolio recommendation system for existing customers to increase retention and order sizes and (3) a new technology that will provide seed consultants with spatial imagery and in depth information about a customer’s farm which will give our seed consultants much more specific and local information about our customers to enhance hybrid seed recommendations. Orders received thus far for 2007 indicate that our revenue goals for fiscal year 2007 are achievable.

7)

What are the primary reasons the Company is projecting raw material costs to increase by approximately $5.5 million in fiscal year 2007 compared to fiscal year 2006?

There are three primary reasons for the expected raw material cost increases – produce sourcing, energy and commodity costs and seed corn supply.

Our contracted produce sourcing costs for fiscal year 2007 have increased due to increased input costs. In addition, due to weather related shortages of contracted product during the first quarter of fiscal year 2007 we experienced produce sourcing costs of $2.0 million in excess of contracted prices.

Basic commodity costs such as fuel, resins, metals, etc. are increasing and will have a greater negative impact on our bottom line in fiscal year 2007 than they did in fiscal year 2006.

Our cost for seed corn is increasing as our mix of hybrid seeds changes to a higher percentage of hybrids with traits and their associated higher technology and royalty fees. In addition, the costs of obtaining the base genetics from the genetic research companies are also increasing.

8)	What levels of capital expenditures and R&D expenditures does the Company expect to spend in fiscal year 2007?

For fiscal year 2007, we expect capital expenditures to increase to approximately $7.0 million from $4.7 million in fiscal year 2006 as we significantly expand Apio’s value-added fresh-cut vegetable processing facility and further automate our food processing capabilities at Apio.

We expect total Company R&D expenses for fiscal year 2007 to be slightly higher than the $3.0 million spent during fiscal year 2006 as we focus on growing our R&D and licensing business both outside our core food and ag business as well as within our core businesses.

9)	Why did the Company’s cash balance decrease $6.1 million during the first quarter of fiscal year 2007?

Cash decreased for primarily three reasons: (1) cash used in operating activities of $1.9 million which included the payment of fiscal year 2006 bonuses in the first quarter of fiscal year 2007, (2) capital expenditures of $2.3 million primarily to expand Apio’s value-added facility and (3) the pay off of $2.0 million of long-term debt.

10)	How has the recent spinach e-coli issue affected Apio?

To date we have seen no impact from the spinach e-coli issue. Apio does not sell spinach nor does it sell lettuce or other leaf produce products.

11)	How do the results by line of business for the three months ended August 27, 2006 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended
	ended 8/27/06	8/28/05
Revenues:
Apio Value Added(a)	$35,030	$29,660
Apio Tech (b)	13	4

Technology Subtotal	35,043	29,664
Apio Trading (c)	15,782	19,834
Total Apio	50,825	49,498
Landec Ag	114	—
Corporate	208	207

Total Revenues	51,147	49,705
Gross Profit:
Apio Value Added	4,523	5,513
Apio Tech	4	2

Technology Subtotal	4,527	5,515
Apio Trading	827	945
Total Apio	5,354	6,460
Landec Ag	(5)	—
Corporate	207	130

Total Gross Profit	5,556	6,590
R&D:
Apio	241	266
Landec Ag	136	153
Corporate	407	339

Total R&D	784	758
S,G&A:
Apio	2,791	3,421
Landec Ag	2,326	1,629
Corporate	(215)	1,133

Total S,G&A	4,902	6,183
Other (d):
Apio	(600)	(889)
Landec Ag	(422)	(344)
Corporate	1,166	1,063

Total Other	144	(170)
Net Income (Loss):
Apio	1,722	1,884
Landec Ag (e)	(2,889)	(2,126)
Corporate	1,181	(279)

Net Income (Loss)	$14	$(521)
Net Income (Loss) Per Diluted Share	$0.00	$(0.02)

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d)	Included in Other is net interest income/(expense), non-operating income/(expense) and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.